EXHIBIT (2)(b)





                                   STOCKHOLDER AGREEMENT dated as of
                              August 19, 1996, among SUN INTERNATIONAL
                              HOTELS LIMITED, a corporation organized and existing under the laws of the Commonwealth of the Bahamas ("Parent"), and the individual and the other party listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").


                         WHEREAS Parent, Sun Merger Corp., a Delaware
               corporation and a wholly owned subsidiary of Parent ("Sub"), and Griffin Gaming & Entertainment, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented from time to time, including any amendment pursuant to Section 1.01 thereof, the "Merger Agreement") providing for the merger of the Company with and into Sub (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement; and

                         WHEREAS each Stockholder owns (beneficially and of
               record) (i) the number of shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") set forth opposite its name on Schedule A attached hereto (such shares of Common Stock owned of record, together with any other shares of Common Stock acquired by such Stockholder after the date hereof and during the term of this Agreement being collectively referred to herein as the "Subject Shares") and (ii) options issued under the 1994 Stock Option Plan (the "Options") and warrants (the "Warrants") to acquire the number of shares of Common Stock, if any, set forth opposite its name on Schedule A attached hereto, and each Stockholder desires that the Company, Parent and Sub enter into the Merger Agreement; and

                         WHEREAS, as a condition to its willingness to
               enter into, and to cause Sub to enter into, the Merger Agreement, Parent has requested that the Stockholders enter into this Agreement.


                         NOW, THEREFORE, to induce Parent and Sub to enter
               into, and in consideration of Parent and Sub entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:





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                                                                          2





                         SECTION 1. Definitions.  Capitalized terms used
               but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

                         SECTION 2. Representations and Warranties of the Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent in respect of itself as follows:

                         (a) The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to any of the Stockholder's property or assets. If the Stockholder is married and any of the Stockholder's Subject Shares, Options or Warrants constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse or the person giving such other approval, enforceable against such spouse or person in accordance with its terms.

                         (b) The Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares and the Options and Warrants, if any, set forth opposite its name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances, security interests and other restrictions on rights of disposition whatsoever. As of the date hereof, the Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares and the shares of







                    Common Stock subject to any Options or Warrants set forth opposite its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

                         (c)  No broker, investment banker, financial
                    adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in respect of this Agreement or in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

                         SECTION 3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms.

                         SECTION 4.  Agreements to Vote; Grant of
               Irrevocable Proxy; Appointment of Proxy. Until the termination of this Agreement in accordance with Section 11, each Stockholder, severally and not jointly, agrees as follows:

                         (a) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circum-stances upon which its vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Stockholder's Subject Shares (i) in favor of the Merger, the approval and adoption of the Merger Agreement and the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and (ii) against
                    (A) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any





                    other takeover proposal as such term is defined in
                    Section 8.03 of the Merger Agreement (a "Takeover Proposal") or (B) any amendment of the Company's Amended and Restated Certificate of Incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. Subject to Section 13, the Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

                         (b) The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Subject Shares are not irrevocable, and that any such proxies are hereby revoked.

                         (c) Upon Parent's request, the Stockholder hereby agrees to irrevocably grant to, and appoint, Parent, and any person who may hereafter be designated by Parent as permitted under applicable law, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, in favor of or against, as the case may be, the matters set forth in Section 4(a), and to execute and deliver an appropriate instrument irrevocably granting such proxy, provided that Parent has obtained all approvals as may be necessary in connection with the granting of such proxy to comply with the New Jersey Casino Control Act.

                         (d)  The Stockholder hereby affirms that any
                    irrevocable proxy granted pursuant to Section 4(c) will be given in connection with the execution of the Merger Agreement, and that such irrevocable proxy will be given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that, if granted pursuant to such Section, the irrevocable proxy will be coupled with an interest and may under no circumstances be revoked. If so granted, the Stockholder hereby ratifies and confirms all that such irrevocable proxy





                    may lawfully do or cause to be done by virtue thereof. Such irrevocable proxy, if and when executed, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

                         SECTION 5. Covenants of the Stockholders. Until the termination of this Agreement in accordance with
               Section 11, each Stockholder, severally and not jointly, agrees as follows:

                         (a)  Except as provided in the immediately
                    succeeding sentence, the Stockholder agrees not to
                    (i) sell, transfer, pledge, assign or otherwise encumber or dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares, any Option or Warrant or any shares of Common Stock subject to any Option or Warrant to any person other than pursuant to the terms of the Merger,
                    (ii) enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, in connection with, directly or indirectly, any Takeover Proposal or (iii) exercise any Option or Warrant, in whole or in part, and agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, the Stockholder shall have the right, for estate planning purposes, to Transfer Subject Shares to a transferee following the due execution and delivery to Parent by each transferee of a legal, valid and binding counterpart to this Agreement.

                         (b)  Subject to the terms of Section 13, the
                    Stockholder shall not, nor shall it permit any director, officer, employee, investment banker, attorney or other adviser or representative of the Stockholder to, (i) solicit, initiate or encourage the submission of any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.








                         (c) Until after the Merger is consummated or the Merger Agreement is terminated pursuant to its terms, the Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

                         (d) The Stockholder shall execute and deliver the letter contemplated by Section 5.11 of the Merger Agreement.

                         (e) (i) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, the Stockholder shall pay to Parent on demand an amount equal to 50% of all profit (determined in accordance with
                         Section 5(e)(ii)) of the Stockholder from the consummation of any Takeover Proposal that is consummated within one year of such termination or with respect to which a definitive agreement is executed within one year of such termination.

                              (ii)  For purposes of this Section 5(e), the
                         profit of the Stockholder from any Takeover
                         Proposal shall equal (A) the aggregate
                         consideration received by the Stockholder, directly or indirectly, pursuant to or in connection with such Takeover Proposal, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation plus (B) the fair market value, on the date of disposition, of all Subject Shares, Options and Warrants of the Stockholder or shares of Common Stock acquired by the Stockholder upon exercise of any Option or Warrant disposed of after the termination of the Merger Agreement and prior to the date of such consummation less (C) the fair market value of the aggregate consideration that would have been issuable or payable to the Stockholder if it had received the Merger Consideration pursuant to the Merger Agreement as originally executed, valued as of immediately prior to the first public





                         announcement of the termination of, or the intention of Parent or the Company to terminate, the Merger Agreement, as if the Merger had been consummated on the date of such public announcement.

                              (iii)  In the event that (x) prior to the
                         Effective Time, a Takeover Proposal shall have been made and (y) the Effective Time shall have occurred and Parent for any reason shall have increased the amount of Merger Consideration payable over that set forth in the Merger Agreement in effect on the date hereof (the "Original Merger Consideration"), the Stockholder shall pay to Parent on demand an amount in cash equal to the product of (i) the sum of the number of Subject Shares of the Stockholder and the number of shares of Common Stock subject to Options and Warrants held by the Stockholder as of the Effective Time and (ii) 50% of the excess, if any, of (A) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by the Stockholder pursuant to the Merger Agreement, as amended, determined as of the Effective Time, over
                         (B) the fair market value of the Original Merger Consideration determined as of the time of the first increase in the amount of the Original Merger Consideration.

                              (iv)  For purposes of this Section 5(e), the
                         fair market value of any non-cash consideration consisting of:

                                   (A)  securities listed on a national
                                        securities exchange or traded on
                                        the NASDAQ/NMS shall be equal to
                                        the average closing price per share
                                        of such security as reported on
                                        such exchange or NASDAQ/NMS for the
                                        five trading days after the date of
                                        valuation; and

                                   (B)  consideration which is other than
                                        cash or securities of the form
                                        specified in clause (A) of this
                                        Section 5(e)(iv) shall be
                                        determined by a nationally





                                        recognized independent investment
                                        banking firm mutually agreed upon
                                        by the parties within 10 business
                                        days of the event requiring
                                        selection of such banking firm;
                                        provided, however, that if the
                                        parties are unable to agree within
                                        two business days after the date of
                                        such event as to the investment
                                        banking firm, then the parties
                                        shall each select one firm, and
                                        those firms shall select a third
                                        investment banking firm, which
                                        third firm shall make such
                                        determination; provided further,
                                        that the fees and expenses of such
                                        investment banking firm shall be
                                        borne equally by Parent, on the one
                                        hand, and the Stockholders, on the
                                        other hand.  The determination of
                                        the investment banking firm shall
                                        be binding upon the parties.

                              (v)  Any payment of profit under this
                         Section 5(e) may be paid (x) in cash, by wire transfer of same day funds to an account designated by Parent, or (y) through a mutually agreed transfer of securities, to the extent such transfer is permitted by applicable law and the transfer of such securities to Parent would not adversely impact Parent or the value of such securities, by delivery of such securities, suitably endorsed for transfer, to Parent or its designee.

                         SECTION 6. Stop Transfer; Legend. The Company agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate representing any Stockholder's Subject Shares, unless such transfer is made to Parent or Sub or otherwise in compliance with this Agreement. Each Stockholder agrees that the Stockholder will tender to the Company, within five business days after the date hereof, any and all certificates representing the Stockholder's Subject Shares and the Company will inscribe or cause to be inscribed upon such certificates the following legend: "The shares of Common Stock, par value $0.01 per share, of Griffin Gaming & Entertainment, Inc. represented by this certificate are subject to a Stockholder






               Agreement dated as of August 19, 1996, and may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of Griffin Gaming & Entertainment, Inc.

                         SECTION 7. Termination of License and Services Agreement. The License and Services Agreement dated as of September 17, 1992, as amended, among, The Griffin Group Inc., the Company and Resorts International Hotel, Inc., is hereby terminated, effective as of the Effective Time, and no payments shall be required to be made by any party thereto with respect to such termination. Parent, the Company and The Griffin Group Inc. agree that at the Closing, The Griffin Group Inc., the Surviving Corporation and Resorts International Hotel, Inc. will enter into a License and Services Agreement substantially in the form attached hereto as Exhibit A (the "New License Agreement"). In the event the Stockholders are required to make any payments under Section 5(e), each Stockholder shall pay to Parent on demand 50% of the amount equal to the excess of
               (a) any consideration received by such Stockholder, directly or indirectly, in respect of employment, services, licenses or other agreements or arrangements over (b) the consideration, if any, that would have been received by such Stockholder pursuant to the New License Agreement (valuing any non-cash consideration in accordance with
               Section 5(e)(ii)).

                         SECTION 8. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents, proxies and other instruments and take such further actions as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                         SECTION 9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Any assignment in violation of the foregoing shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.






                         SECTION 10.  Public Announcements.  Each
               Stockholder will consult with Parent before issuing, and provide Parent with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.

                         SECTION 11. Termination. This Agreement shall terminate upon the earlier of (a) July 31, 1997 or (b) the Effective Time; provided, however, that if the Company is not in breach of any of its obligations under the Merger Agreement and none of the Stockholders are in breach of any of their obligations under this Agreement, this Agreement shall terminate at the time the Merger Agreement is terminated (i) pursuant to Section 7.01(a) thereof, (ii) by the Company pursuant to Section 7.01(b)(iv), 7.01(d) or 7.01(e) thereof or (iii) by Parent pursuant to Section 7.01(g) or 7.01(h) thereof. Notwithstanding the foregoing,
               Section 5(e) and the last sentence of Section 7 shall survive the consummation of the Merger or the termination of the Merger Agreement.

                         SECTION 12.  Miscellaneous.

                         (a)  Amendments.  This Agreement may not be
                    amended except by an instrument in writing signed by each of the parties hereto.

                         (b)  Notices.  All notices and other
                    communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

                         (c) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including"





                    are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                         (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                         (e)  Entire Agreement; No Third-Party
                    Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and
                    (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                         (f)  Governing Law.  This Agreement shall be
                    governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

                         (g)  Severability.  If any term, provision,
                    covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated or unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

                         (h)  Enforcement.  The parties agree that
                    irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in





                    accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby,
                    (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and
                    (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

                         SECTION 13. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of such Stockholder's Subject Shares or Options or Warrants and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.


                         IN WITNESS WHEREOF, each of Parent and the
               Stockholder that is a corporation has caused this Agreement to be signed by its officer thereunto duly authorized and each other Stockholder has signed this Agreement, all as of the date first written above.


















                                        SUN INTERNATIONAL HOTELS LIMITED,


                                        By:  /s/ Charles D. Adamo
                                             Name: Charles D. Adamo
                                             Title: Executive Vice
                                             President, General Counsel

                                        ATLANTIC RESORTS HOLDINGS, INC.


                                        By:  /s/ Lawrence Cohen
                                             Name: Lawrence Cohen
                                             Title: Vice President


                                             /s/ Merv Griffin
                                              Merv Griffin



                         IN WITNESS WHEREOF, each of the Company, The
               Griffin Group Inc., and Resorts International Hotel, Inc. consent to the provisions of Section 7 hereof, and the Company consents to the provisions of Section 6 hereof, all as of the date first written above.


                                        GRIFFIN GAMING & ENTERTAINMENT,
                                        INC.,


                                        By:  /s/ Thomas E. Gallagher
                                             Name:
                                             Title: President and CEO



                                        THE GRIFFIN GROUP INC.,


                                        By:  /s/ Lawrence Cohen
                                             Name: Lawrence Cohen
                                             Title: Vice President
















                                        RESORTS INTERNATIONAL HOTEL, INC.,


                                        By:  /s/ Matthew B. Kearney
                                             Name:
                                             Title:
























































                                      SCHEDULE A




                                            Number
                                              of
                                            Shares    Number of
                                Number of     of      Shares of   Number of
                                Shares of   Common      Common    Shares of
                                 Common      Stock      Stock      Common
                Name and          Stock     Subject    Subject      Stock
               Address of         Owned       to          to     Beneficial
              Stockholder       of Record   Options    Warrants   ly Owned


           Atlantic Resorts     2,125,108      0       746,696    2,871,804
           Holdings, Inc.
           c/o The Griffin
           Group,  Inc.
           780 Third Avenue
           New York, NY
           10017

           Merv Griffin             0          0          0       2,871,804
           c/o The Griffin
           Group,  Inc.
           780 Third Avenue
           New York, NY
           10017




























                                                                     EXHIBIT A




                            LICENSE AND SERVICES AGREEMENT


             THIS LICENSE AND SERVICES AGREEMENT is made and entered into as of ________________, 1997, by and among THE GRIFFIN GROUP INC., 780 Third Avenue, New York, New York 10017 ("Group") for the name, likeness and services of Merv Griffin, GRIFFIN GAMING & ENTERTAINMENT, INC., a Delaware corporation, 1133 Boardwalk, Atlantic City, New Jersey 08401 [or Survivor Corporation] ("GGE"), and RESORTS INTERNATIONAL HOTEL, INC., a New Jersey corporation, 1133 Boardwalk, Atlantic City, New Jersey 08401 ("RIH") (references herein to "the Company" shall mean both GGE and RIH).

             In consideration of the mutual covenants, representations, warranties, agreements and obligations herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

             1. Scope of License. (a) Group grants to the Company for the term of this Agreement, the non-exclusive license to utilize the name and likeness of Merv Griffin ("Name and Likeness") in connection with print advertisements, radio and television commercials, and in connection with limited merchandising, all for the sole purpose of advertising and promoting (i) the Company's Casino Hotel in Atlantic City, New Jersey (the "Atlantic City Property"), (ii) the Atlantis Resort and Casino on Paradise Island, the Bahamas, and (iii) the Mohegan Sun Casino located in Connecticut managed by an affiliate of Sun International Hotels, Ltd. (all such properties hereinafter collectively referred to as the "Casino Properties"), subject to the terms, conditions and limitations provided herein.

                  (b) The Company shall not use the Name or Likeness in any company or business name or in any way other than as expressly authorized herein. Specifically, but without limitation, neither the Merv Griffin name nor likeness shall be used in any manner in connection with any products, services, programs, plans, ideas, promotions or tie-ins except only as may be expressly approved by Group in the manner contemplated by Section 8 hereof and then only for purposes of advertising and promoting the Casino Properties.

                  (c) The Company shall have the non-exclusive right during the term of this Agreement to use the shows and gaming concepts created by Group or Merv Griffin as set forth on Schedule A annexed hereto ("Shows and Concepts") at the Atlantic City Property.








             2. Services. (a) Group agrees to provide to the Company, for the term of this Agreement, on a pay or play basis, the non-exclusive services of Merv Griffin, subject to the performance by the Company of each and all of its obligations under this Agreement and in particular the indemnification and insurance obligations contemplated by Sections 5 and 6 hereof, as a host, producer, presenter and featured performer relative to various shows to be presented at the Casino Properties, to furnish marketing and consulting services, to participate in radio, television and print advertisements, and to serve as spokesperson for the Company, all such services to be subject to Merv Griffin's availability in respect of other professional or business matters and to any personal matters. Merv Griffin shall not, however, be required to make more than two (2) radio commercials and two (2) television commercials during each contract year of this Agreement with respect to the Casino Properties. All photo sessions, tapings and appearances for radio and television commercials shall be scheduled at a mutually convenient time to Merv Griffin. Group shall, in addition, approve the makeup and wardrobe person to be used for Merv Griffin on any television commercial (the cost of which shall be paid solely by the Company).

                  (b) In connection with all of the services set forth above and elsewhere herein and subject to reimbursement for certain costs and expenses as expressly set forth herein, Group shall provide such personnel in addition to Merv Griffin, and provide such overhead expenses, as are necessary to carry out its duties hereunder.

             3. Term. The rights and license granted hereunder shall be effective as of the date hereof and shall continue in force (unless earlier terminated in accordance with the provisions of this Agreement) until September 16, 2001.

             4. Compensation. Upon the execution of this Agreement, GGE is paying to Group the amount of $10,973,000, which amount represents compensation in the amount of $2,546,000 for the services hereunder for the period September 17, 1997 to September 16, 1998, $2,673,000 for the services hereunder for the period September 17, 1998 to September 16, 1999, $2,807,000 for the services hereunder for the period September 17, 1999 to September 16, 2000, and $2,947,000 for the services hereunder for the period September 17, 2000 to September 16, 2001. Group acknowledges payment under the Prior License Agreement (as defined in Section 19 hereof) for the period from the date hereof to September 16, 1997.

             5. Indemnification; Insurance. (a) The Company hereby indemnifies and agrees to defend and hold harmless forever Group, and its officers, directors, shareholders, employees, agents and representatives, and Merv Griffin against any and all claims, demands, losses, costs and expenses (including attorneys' fees), investigations, damages, judgments, penalties, and liabilities of any kind or nature whatsoever, directly or indirectly arising out of, resulting from, relating to or connected with (i) any use of the Name and Likeness by the Company or any person or entity obtaining the right to use the Name and Likeness directly or indirectly



        from the Company, or (ii) any breach of, or alleged breach of, or action which is inconsistent with, any representation, warranty or covenant of the Company hereunder, or (iii) any actual or alleged damage or any injury resulting from, occurring on the premises of, relating to or in any way connected with the Casino Properties or its promotions, or (iv) any actual or alleged inaccuracies or misrepresentations in connection with the use of the Name and Likeness by the Company. The Company shall promptly upon receipt of notice of any such claim engage counsel approved by Group (which approval shall not be unreasonably withheld) and defend such claim at the Company's sole cost and expense (which cost and expense must be reasonable); or, if the Company shall fail or refuse to do so, Group, at its option, may engage counsel and defend such claim at the Company's sole cost and expense, which cost and expense the Company shall pay to Group within five (5) business days upon being invoiced therefor.

                  (b) The Company agrees, at its sole cost and expense, to deliver to Group on or before execution of this Agreement and to maintain during the term of this Agreement and for any applicable statute of limitations period thereafter (but in no event less than six (6) years after the term of this Agreement) an endorsement naming Group and Merv Griffin, individually, as named insureds on all insurance policies covering the Company including, without limitation, with respect to comprehensive public liability and personal injury insurance, each such policy in amounts no less than Two Million Dollars ($2,000,000.00) per occurrence and an umbrella coverage of no less than Twenty Five Million Dollars ($25,000,000.00) against all such liability. The Company will submit to Group certified copies, signed by a legal representative of the insurance company, of fully paid policies of insurance as specified above naming Group and Merv Griffin, individually, each as an insured party, and requiring that the insurer shall not terminate or materially modify such instance without written notice to Group and Merv Griffin, individually, at least sixty (60) days in advance thereof. Without limiting any rights or remedies of Group or Merv Griffin hereunder, all rights granted hereunder to the Company will terminate automatically upon any failure by the Company to maintain the insurance required hereby.

             6. Directors and Officers Indemnification. (a) The Company shall indemnify Merv Griffin and any officer, director or employee of Group who at any time during the term of this Agreement serves as an officer or director of GGE or any subsidiary or affiliate thereof (each an "Indemnitee" and collectively "Indemnitees") to the fullest extent permitted by Delaware law in effect as the date hereof against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement) reasonably incurred by an Indemnitee in connection with a Proceeding. For the purpose of this
        Section 6, a "Proceeding" shall mean any action, suit or proceeding by reason of the fact that such person is or was an officer, director or employee of GGE or any subsidiary or affiliate hereof or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of GGE.





                  (b) The Company shall advance to each Indemnitee all reasonable costs and expenses incurred by such Indemnitee in connection with a Proceeding within 20 days after such receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by such Indemnitee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

                  (c) No Indemnitee shall be entitled to indemnification under this Section 6 unless such Indemnitee meets the standard of conduct specified in the Delaware General Corporation Law. Notwithstanding the foregoing, to the extent permitted by law neither
        Section 145 (d) of the Delaware General Corporation Law nor any similar provision shall apply to indemnification under this Section 6, so that if an Indemnitee in fact meets the applicable standard of conduct, he shall be entitled to such indemnification whether or not GGE (whether by the board of directors, the shareholders, independent legal counsel or other party) determines that indemnification is proper because such Indemnitee has met such applicable standard of conduct. Neither the failure of GGE to have made such a determination prior to the commencement by an Indemnitee of any suit or arbitration proceeding seeking indemnification nor a determination by GGE that such Indemnitee has not met such applicable standard of conduct shall create a presumption that such Indemnitee has not met the applicable standard of conduct.

                  (d) The Company shall not settle any proceeding or claim in any manner which would impose on any Indemnitee any penalty or limitation without such Indemnitee's prior written consent. Neither the Company nor any Indemnitee will unreasonable withhold its or his consent to any proposed settlement.

                  (e) GGE shall maintain beginning with the date hereof and continuing for a period of six (6) years following the expiration or termination of this Agreement directors' and officers' liability insurance policies as in effect on the date hereof or replacement policies substantially equivalent in amount and scope of coverage and shall include and maintain in its Certificate of Incorporation and Bylaws directors' and officers' liability indemnification provisions not less favorable than those in effect on the date hereof.

             7.   Copyright, Trademark, Goodwill.  (a)
             Except as otherwise expressly provided in Section 1 of this Agreement, the Company has no rights in and shall not apply for, register, use or claim any rights in any copyright, trademark, service mark, trade name or business name incorporating the Name and Likeness or any element thereof or in any of the Shows and Concepts. The Company acknowledges and agrees that the concept, format, music and scripts of such Shows and Concepts







        are the property of Group. The Company further agrees to offer to Group at the conclusion of its use of the Shows and Concepts any and all sets, costumes, gamewalls, recorded music, and other materials customarily returned by the Company to a producer of such creative properties.

                  (b) The Company understands and agrees that this license is non-exclusive and that Group and Merv Griffin in its and his sole discretion has the right to utilize the rights described herein and to grant other licenses in and to such rights on any terms and conditions it or he deems appropriate. The Company acknowledges that the use of the Name and Likeness outside the scope of this Agreement is an infringement of Group's or Merv Griffin's right, title and interest in and to the Name and Likeness, and the Company expressly covenants that during the term of this Agreement, and after the expiration or termination hereof, the Company shall not, directly or indirectly, commit any act of infringement of such Name and Likeness or take any other action in derogation thereof.

                  (c) The Company recognizes the great value of the publicity and goodwill associated with the Name and Likeness, that the Name and Likeness have acquired a secondary meaning in the mind of the public whereby the Name and Likeness are identified exclusively with Group and Merv Griffin and, in such connection, the Company acknowledges that such goodwill exclusively belongs to Group and Merv Griffin except only to the limited extent of the specific rights granted to the Company hereunder.

             8.   Approvals.   The Company agrees that each use of the Name
        and Likeness, whenever practicable, shall be subject to the prior written approval of Group, which shall not, however, be unreasonably withheld. The Company agrees, whenever practicable, to furnish Group for its prior written approval, the complete text and layout and all artwork and graphics of all print advertisements, promotional material and any other publicity, a list of the publications in which such advertisements or publicity may be issued, the complete script of any radio commercial, and complete script and storyboard for any television commercial in which the Name and Likeness will be used or embodied, in each case before any use of the Name and Likeness in connection therewith. Each radio and television commercial shall be played in full for Group's written approval prior to any public broadcast thereof, which approval shall not be unreasonably withheld. Any proposed change in any approved item must be resubmitted for the prior written approval of Group. Group shall have twenty (20) business days following receipt of any request for approval to approve or reject same; provided that Group shall be deemed to have approved such submission unless Group disapproves same in writing within such twenty (20) day period, and Group or Merv Griffin may agree to waive or shorten the required submission period on a case by case basis but any such agreement or waiver shall apply only to the submissions specified therein.

             9.   Additional Undertakings of the Company.     The Company
        agrees and covenants that:




                  (a) It will not attack the title of Group in and to the Name and Likeness, nor will it attack the right of Group to grant the license granted hereunder or the legality of the terms hereof;

                  (b) It will not harm, misuse or bring into disrepute the Name and Likeness;

                  (c) It will utilize the Name and Likeness and otherwise conduct its business or cause the same to be done only in an ethical, lawful, first-class and high quality manner and in accordance with the terms and intent of this Agreement;

                  (d) It will not create any expense or incur any liability chargeable to Group; and

                  (e) It will comply with all applicable laws, regulations, ordinances and other requirements relating or pertaining to the advertising, promotion and operation of the Casino Properties; it will obtain all necessary permits, licenses and other consents for the operation of its business; and it will comply with the requests of any regulatory agencies which shall have jurisdiction over the Casino Properties.

             10. Additional Representations and Warranties of the Company. GGE and RIH each represent and warrant that:

                  (a) GGE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; RIH is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; each of GGE and RIH has full corporate power and authority to conduct its business as now being conducted and as contemplated hereby; is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it requires such qualification; and holds all necessary licenses and permits from federal, state, county and local authorities for the proper conduct of said business;

                  (b) There is not outstanding or threatened any order, writ, injunction, decree or legal or administrative proceeding of any kind against or affecting either GGE or RIH which would impair the ability of either GGE or RIH to perform its obligations hereunder;

                  (c) Each of GGE and RIH is in compliance with all applicable federal, state, county and municipal laws, including any such laws which require the obtaining of licenses or permits to conduct it business; and

                  (d) Each of GGE or RIH has the unrestricted right, power and authority to enter into this Agreement and perform its obligations hereunder.







             11.  Representations and Warranties of Group.     Group
        represents and warrants that:

                  (a) Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut; has full power and authority to conduct its business as now being conducted and as contemplated hereby; is duly qualified to do business in each jurisdiction necessary in order for Group to fully perform under this Agreement; and holds all necessary licenses and permits from federal, state, county and local authorities for the proper conduct of said business;

                  (b) There is not outstanding or threatened any order, writ, injunction, decree or legal or administrative proceeding of any kind against or affecting Group which would impair Group's ability to perform its obligations hereunder;

                  (c) Group is in compliance with all applicable federal, state, county and municipal laws, including any such laws which require the obtaining of licenses or permits to conduct its business; and

                  (d) Group has the unrestricted right, power and authority to enter into this Agreement and perform its obligations hereunder.

             12.  Termination by Group.

                  (a) This Agreement shall terminate, at Group's option, and Merv Griffin may at his option terminate all of his obligations under this Agreement, upon written notice to the Company, without prejudice to any other rights or remedies which Group or Merv Griffin may have, whether under the provisions of this Agreement, in law, or in equity or otherwise, upon the occurrence of any one or more of the following events at any time during the term hereof:

                      (i) if any governmental agency shall determine that the advertising or promotion or operation of the Casino Properties is materially improper, and as a consequence thereof, any material fine, penalty, sanctions or liability should be imposed against the Company or any officer or director thereof; or

                      (ii) if the Company shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file or permit to be filed any petition under the bankruptcy or insolvency laws of any jurisdiction or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent, or an order for relief shall have been entered (whether voluntary or involuntary) under the federal Bankruptcy Code with respect to either GGE or RIH; or









                      (iii) if (notwithstanding any other provision hereof) as determined by Group in good faith there is a substantial likelihood of damage to the name or reputation of Group or Merv Griffin because of its or his association with the Company; or

                      (iv) if the Company breaches any of its other material covenants, representations, warranties, conditions, agreements or obligations hereunder and shall fail to cure such breach within sixty (60) days following written notice of such breach.

             Upon any such termination, Group shall be entitled to retain all monies paid to it hereunder, including under Section 4 hereof, and shall be entitled to be paid all amounts owing to it as of the date of termination.

                  (b) Upon the expiration of this Agreement or in the event of any termination of this Agreement on account of any of the matters set forth in this Section 12:

                      (i) the Company's representations, warranties, covenants and obligations, and the Company's indemnification of Group hereunder, shall survive such expiration or termination and the insurance provided for in Section 5(b) and Section 6 shall be maintained in full force and effect as therein provided;

                      (ii) The Company shall as soon as practicable and in no event later than 60 days following such termination immediately cease any and all use of the Name and Likeness in any manner whatsoever and shall in addition take the a actions specified in clauses (a) through (d) of Section 18 hereof;

                      (iii) All rights granted by Group hereunder shall revert to Group; and the Company shall reimburse Group or Merv Griffin for expenses incurred but not yet reimbursed, and pay any other compensation and benefits to which Merv Griffin may be entitled under any applicable plans, programs and agreements of the Company.

             13.  Termination by the Company.    This Agreement shall
        terminate, at the Company's option, in the case of any event described in clause (a) of this Section 13 upon one hundred and twenty (120) days prior written notice to Group, in the case of any event described in clauses (b) through (f) of this Section 13 , upon 30 days prior written notice to Group, and in the case of any event described in clause (g) of this Section 13, without prior notice, without prejudice to any other rights or remedies which the Company may have, whether under the provisions of this Agreement, in law or in equity or otherwise, upon the occurrence of any one or more of the following events:










                  (a) in the event of the death of Merv Griffin, or if by reason of permanent mental or physical disability Merv Griffin is unable to provide his services as required under this Agreement; or

                  (b) if Group or Merv Griffin shall be unable to pay their debts when due, or shall make any assignment for the benefit of creditors, or shall file or permit to be filed any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property or be adjudicated a bankrupt or an insolvent, or an order for relief shall have been entered (whether voluntary or involuntary) under the federal Bankruptcy Code with respect to either Group or Merv Griffin; or

                  (c) if Group or Merv Griffin shall be convicted of, or enter a plea of no contest to any indictment for, a felony involving moral turpitude under the laws of the United States or any state, by any court of competent jurisdiction; or

                  (d) if Group or Merv Griffin shall be convicted of, or enter a plea of no contest to any indictment or any other crime under the laws of the Untied States or any state, which includes as an essential element thereof, larceny, fraud, misappropriation or self-dealing; or

                  (e) if Group breaches any of its other material covenants, representations, warranties, conditions, agreements or obligations hereunder and shall fail to cure such breach within sixty (60) days following written notice of such breach; or

                  (f) if any governmental authority having jurisdiction over the Company shall enter a final judgment as to which all appeals have been exhausted, to the effect that the implementation of this Agreement or any material provisions thereof is in violation of any applicable law, order or regulation and as a consequence thereof any material fine, penalty, sanctions or liability shall be imposed against the Company or any officer or director thereof, or if any such governmental authority shall enter a judgment which is not final to such effect, if such judgment is obtained on the basis of any action initiated by a person not a party to this Agreement and on the basis of alleged misconduct by Merv Griffin or Group constituting a breach by either of them of the terms of this Agreement; or

                  (g) the Company shall have determined in its sole discretion to terminate the Agreement.

             Upon any termination of this Agreement on account of any of the matters set forth in this Section 13, each of the Company's financial obligations to Group pursuant to this Agreement shall thereupon terminate and neither party shall thereupon have any continuing rights or obligations under this Agreement, except for the Company's indemnification and insurance obligations, which shall continue, without modification or limitation, in the manner set forth in Sections 6



        and 7 of this Agreement, with respect to any and all matters occurring prior to such termination, and except that:

                      (i) within 60 days after such termination the Company shall cease the use of the Name and Likeness;

                      (ii) within 60 days after such termination the Company shall terminate all print advertisements, and radio and television commercials, utilizing the Name and Likeness;

                      (iii) within 60 days after such termination the Company shall remove or otherwise delete or obliterate from any real or personal property constituting any part of or asset belonging to or used in connection with any of the Casino Properties any image display, logo and other reference to or use of the Name and Likeness; and

                      (iv) the Company after such termination shall have the right to liquidate in the ordinary course of its business or otherwise dispose of all remaining stocks or promotional materials and merchandise bearing the Name and Likeness.

         Upon any such termination, Group shall be entitled to retain all monies paid to it hereunder, including under Section 4 hereof, and shall be entitled to be paid all amounts owing to it under Section 17 hereof as of the date of termination.

             14. Injunctive and Other Relief. (a) The Company recognizes the unique and special nature and value of the use of the Name and Likeness and agrees that it is extremely difficult and impractical to ascertain the extent of the detriment to Group which would be caused in the event of any use of the Name and Likeness contrary to the terms of this Agreement. The Company furthermore acknowledges that Group and Merv Griffin will have no adequate remedy at law in the event the Company uses the Name and Likeness in any way not permitted hereunder, and that Group and Merv Griffin shall be entitled to equitable relief by way of temporary and permanent injunction, and such other and further relief as any court of competent jurisdiction may deem just and proper, in addition to any and all other remedies provided for herein and available to Group or Merv Griffin at law or equity.

                  (b) Group recognizes the unique and special nature and value of the use of the Name and Likeness and agrees that it is extremely difficult and impractical to ascertain the extent of the detriment to the Company which would be caused in the event the use of the Name and Likeness as provided in this Agreement were not to be available to the Company. Group furthermore acknowledges that the Company will have no adequate remedy at law in the event the Name and Likeness is not available to the Company as provided in this Agreement and that the Company shall be entitled to equitable relief by way of







        temporary and permanent injunction, and such other and further relief as any court of competent jurisdiction may deem just and proper, in addition to any and all other remedies provided for herein and available to the Company at law or equity.

             15. Reservation of Rights. Group retains all rights not expressly and exclusively conveyed herein.

             16. Performances. The specific terms regarding shows to be hosted or produced by Merv Griffin at the Atlantic City Property or in which Merv Griffin is to be featured performer shall be subject to good faith negotiation; provided, however, that the Company shall provide and pay for all production personnel, equipment, materials, dressing rooms, musicians, props, staging, lighting, sound systems, and other goods and services as required by Group to set up, produce and close the show; sufficient suites, other accommodations, food and beverages for the show's entourage; rehearsal time, stage, lighting, sound and personnel; and a minimum of twenty-five (25) complimentary tickets. Group shall have sole approval of all credits and billing, any opening and closing act, any sponsors and all publicity and advertising in connection with each show. The Company shall not permit any taping, filming, recording or any collateral use whatsoever of any such show or any element thereof other than by Group.

             17.  Business, Travel and Other Expenses.
             The Company shall reimburse Group promptly upon invoice, or, if requested by Group, shall make the arrangements, advance the funds and pay directly, in connection with Group's personnel's and Merv Griffin's need to travel for personal appearances or any advertising, publicity, promotional or other services specifically requested hereunder, all required round trip transportation to and from all destinations (including all required air and ground transportation), hotel accommodations, food and other living and incidental expense, which in the case of Merv Griffin, shall be of a first class quality consistent with his celebrity status. All such payments should be in addition to any other payments set forth herein or in any other agreement between the parties. Any legal, consulting fees or other expenses incurred in connection with the preparation and negotiation of this Agreement shall be paid by the Company.

             18.  Sale of Resort Property.       In the event of any sale or
        other disposition by the Company of any of the Casino Properties, and as soon thereafter as practicable, and in no event later than 60 days following such sale (120 days if in connection with such disposition, the Company has entered into an agreement whereby the Company is to provide operating services to such Casino Property), the Company shall:

                  (a) cease the use of the Name and Likeness with respect to such Casino Property;








                  (b) terminate all print advertisements, and radio and television commercials, utilizing the Name and Likeness with respect to such Casino Property;

                  (c) remove or otherwise delete or obliterate from any real or personal property constituting any part of or asset belonging to or used in connection with such Casino Property any image display, logo and other reference to or use of the Name and Likeness; and

                  (d) liquidate in the ordinary course of its business or otherwise dispose of all remaining stocks of promotional materials and merchandise bearing the Name and Likeness.

             19. Termination of Prior License and Services Agreement. Group and the Company agree that the License and Services Agreement dated as of September 17, 1992, as amended (the "Prior License Agreement"), among Group, GGE and RIH shall terminate as of the date hereof. Notwithstanding any provision of the Prior License Agreement to the contrary, no payments shall be required to be made by any party thereto with respect to such termination. Notwithstanding the termination of the Prior License Agreement, (i) GGE shall pay Group all monies owing to Group thereunder and (ii) GGE shall be required to continue, without modification or limitation, the indemnification and insurance obligations provided for in Sections 7 and 8 of the Prior License Agreement for acts prior to such termination.

             20. Notices. All notices and statements provided for herein shall be in writing and are to be sent to the respective parties at the addresses first set forth above, unless otherwise provided in writing.

             21. Relationship of Parties. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or agency relationship between any of the parties hereto. The Company shall have no right to obligate or bind Group in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third person.

             22. Non-Assignability. No party to this Agreement, without each other party's prior written approval, may sell, sublicense, lease, pledge as collateral, give, assign, franchise or otherwise transfer any of its rights hereunder or any interest herein, directly in any manner whatsoever. Neither this Agreement nor any of the rights of any party hereunder shall devolve by operation of law or otherwise upon any assignee, receiver, liquidator, trustee or other party.

             23. Construction; Forum. This Agreement shall be construed in accordance with the laws of the State of New York as applied to contracts executed and intended to be fully performed therein. THE COMPANY HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR ANY FEDERAL DISTRICT COURT LOCATED IN NEW YORK IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR





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                                                                         13

        RELATING TO THIS AGREEMENT, AND SUCH COURTS ARE THE EXCLUSIVE COURTS IN WHICH ANY SUCH ACTION MAY BE BROUGHT AND DECIDED.

             24. Severability. If any provision or portion of this Agreement shall be invalid or unenforceable for any reason, there shall be deemed to be made such minor changes (and only such minor changes) in such provision or portion of this Agreement as are necessary to make it valid and enforceable. The invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity or enforceability of any other provision or portion of this Agreement.

             25. Counterparts. This Agreement may be executed in several counterparts, each one of which shall be an original as to the signing party and all of which shall constitute one and the same Agreement.

             26. Waiver; Entire Agreement; Amendment. The waiver by any party of any breach of this Agreement shall not in any way be construed as a waiver by such party of any subsequent breach, whether similar or not, of this Agreement. This Agreement sets forth the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all existing agreements and understandings between them. This Agreement may not be altered, amended or modified in any way except upon the agreement of the parties hereto in writing.

             27. Legal Fees. If any legal action, arbitration, or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

             IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

                                 THE GRIFFIN GROUP INC.


                                 By:_________________________


                                 GRIFFIN GAMING & ENTERTAINMENT, INC.


                                 By:_________________________


                                 RESORTS INTERNATIONAL HOTEL, INC.


                                 By:_________________________







                                                                         14


             I hereby affirm that The Griffin Group Inc. is fully authorized to make and perform each of the undertakings of this Agreement, particularly as they relate to the licensing of my name and likeness and the furnishing of related services by me.



                                 ____________________________
                                     MERV GRIFFIN















































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                                                                         15

                                      Schedule A


             -  Griffin Games

             -  Funderful

             -  Winfall

             -  Merv Griffin's Star Card















































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